EXHIBIT 4.2

AMERICA’S SUPPLIERS, INC.

STOCK OPTION AWARD AGREEMENT

Date of Grant/Award:	[__________]
Name of Optionee:	[__________]
Expiration Date:	[__________]

1.           Grant of Option.

(a)          Pursuant to the 2009 Long Term Incentive Compensation Plan (the “Plan”) of America’s Suppliers, Inc., a Delaware corporation (the “Company”), a non-qualified stock option (the “Option”), dated as of the date of grant set forth above (the “Grant Date”), is hereby granted to the above-named Optionee.  The award of this Option (the “Award”) conveys to the Optionee the right to purchase from the Company up to [_____] shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), at an exercise price of $[_____] per share (the “Option Shares”).

(b)          The Option awarded hereunder is intended to be treated as a non-qualified stock option as such term is defined under Section 422 of the Code as herein defined.

2.           Vesting.  The Options granted will vest according to the following schedule:  [__________].

3.            Exercise of Option.

(a)          The Option may be exercised with respect to all or any part of the number of vested Option Shares by the giving of written notice (“Notice”) of the intent to exercise to the Company.  The Notice shall specify the exercise date and the number of Option Shares as to which the Option is to be exercised.

(b)          Notwithstanding anything herein to the contrary, Options may be exercised via cash or by any other method of payment that the Administrator may approve.  Upon giving Notice, or as soon thereafter as is practicable, the Company shall cause to be delivered to the Optionee a certificate or certificates for the Option Shares then being purchased.

(c)         During the Optionee’s lifetime, the Option granted hereunder shall be exercisable only by the Optionee subject to the provisions in Section 11.

4.           Expiration Date.  To the extent not previously exercised, the Option and all rights with respect thereto, shall terminate and become null and void upon the Expiration Date shown above.

5.           Fractional Shares.  No fractional shares of Common Stock will be issued upon the exercise of this Option.  Any fractional shares will be rounded up to the nearest whole share.

6.           Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)          “Administrator” shall have the meaning defined in Article III of the Plan.

(b)          “Agreement” means this Non-qualified Stock Option Agreement.

(c)          “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d)         “Optionee” means any person to whom Options of Company are being granted pursuant to the 2009 Long Term Incentive Compensation Plan.

7.           Termination.  So long as the Optionee is employed by the Company or any of its subsidiaries, any vested Option may be exercised at any time or from time to time prior to the Expiration Date set forth above (the “Option Term”).  If the Optionee’s employment with the Company or any of the Company’s subsidiaries, as applicable, is terminated as a result of death, Disability or Retirement, the Optionee (or personal representative in the case of death) shall be entitled to purchase all or any part of the shares subject to any vested Options for a period of up to thirty days from such date of termination.  If an Optionee’s employment terminates for any other reason, the Optionee shall be entitled to purchase all or any part of the shares subject to any vested Options for a period of up to thirty days from such date of termination. In no event shall any Options be exercisable past their expiration date. The Board may, in its sole discretion, accelerate the vesting of unvested Options in the event of termination of employment of any Optionee.

8.            Changes in Capital Structure; Corporate Transactions.

(a)           In the event of a stock split, reverse stock split, stock dividend, or recapitalization, combination or reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made by the Board of Directors of the Company (the “Board”) in the number and class of shares of stock subject to the Plan and each Option outstanding under the Plan.

(b)           In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Optionee at least 30 days prior to such proposed action.  To the extent not previously exercised, the Optionee may exercise the Options prior to such dissolution or liquidation.

(c)           In the event of a merger or consolidation of the Company with or into another corporation or entity in which the Company does not survive, or in the event of a sale of all or substantially all of the assets of the Company in which the shareholders of the Company receive securities of the acquiring entity or an affiliate thereof, as a precondition to the closing of any such event outlined in this Section 8(c), the Option shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity).

13521577.1

9.           Stockholder Rights.  Until the date a stock certificate is issued to the Optionee, the Optionee shall have no rights as a stockholder with respect to the Option Shares, and no adjustments shall be made for dividends of any kind or nature, distributions, or other rights for which the record date is prior to the date such stock certificate is issued.

10.           Stock Certificate.  Until the Option Shares are registered, each certificate representing the Option Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF APPLICABLE, STATE SECURITIES LAWS.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED

11.           No Transfer or Assignment.

(a)           Neither (i) this Agreement nor (ii) any of the rights, benefits, duties or obligations hereunder, nor (iii) the Option Shares, may be transferred or assigned without the prior written notice to the Company.

(b)           Notwithstanding the foregoing, the Option Shares may be transferable by (i) will or by the laws of descent and distribution, in the case of the death of the Optionee, to (ii) the ex-spouse of the Optionee pursuant to the terms of a domestic relations order, (iii) the spouse, children, siblings or grandchildren of the Optionee (“Immediate Family Members”), (iv) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (v) a partnership or limited liability company in which such Immediate Family Members are the only partners or members. In addition, there may be no consideration for any such transfer. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 6(d) hereof the term “Optionee” shall be deemed to refer to the transferee. No transfer pursuant to this Section, 11 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Board shall request.

12.           Amendment.  The Company may, subject to approval of all Optionees, amend the Award at any time if the Company determines, in its sole discretion that amendment is necessary or advisable in light of any applicable addition to or change in the Code, any regulations issued thereunder, or any federal or state securities law or other applicable law or regulation.

13521577.1

13.           Acknowledgement.  The Optionee acknowledges having received and read a copy of this Agreement and the Plan and agrees to comply with the Plan and all laws, rules and regulations applicable to the Award and to the sale or other disposition of the Common Stock of the Company received.

14.           Entire Agreement.  This Agreement, together with the Plan, contains the entire understanding between the parties.  No other representations or covenants have induced either party to execute this Agreement, and this Agreement supersedes all prior understandings among the parties hereto with respect to the subject matter contained herein.

15.           Notices.  Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices located at 7575 E. Redfield Road, Suite 201, Scottsdale, AZ 5260, and any notice to the Optionee shall be addressed to the Optionee at the address currently in the records of the Company.  Any notice shall be deemed duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

16.           Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and are to be construed and enforced in accordance with the purposes of this Agreement as if the illegal or invalid provision or provisions did not exist.

17.           Headings.  The section headings of this Agreement are for convenience of reference only and do not form a part of the terms of this Agreement.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Stock Option Agreement, and the Optionee has placed his or her signature hereon, effective as of the Grant Date.

AMERICA’S SUPPLIERS, INC.

By:	________________________________
Name:	[__________]
Title:	[__________]